The information in this preliminary prospectus supplement and the accompanying base prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-279527

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 28, 2024)

ORION GROUP HOLDINGS, INC.

Shares of Common Stock

We are offering                        shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement and the accompanying base prospectus that it supplements. Our common stock is listed for trading on the New York Stock Exchange under the symbol “ORN.” On September 9, 2024, the closing sales price of our common stock on the New York Stock Exchange was $6.41 per share.

An investment in our common stock involves substantial risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

_______________________________

(1)

For additional information about the expenses for which we have agreed to reimburse the underwriter in connection with this offering, see “Underwriting” beginning on page S-19 of this prospectus supplement.

We have granted the underwriter an option for a period of 30 days to purchase up to an additional      shares of our common stock at the public offering price, less underwriting discounts and commissions. Delivery of the shares of common stock is expected to be made on or about    , 2024.

_______________________________

Craig-Hallum

_______________________________

The date of this prospectus supplement is    , 2024.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-iii
WHERE YOU CAN FIND MORE INFORMATION	S-v
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-v
PROSPECTUS SUPPLEMENT SUMMARY	S-1
NON-GAAP FINANCIAL INFORMATION	S-4
RISK FACTORS	S-8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-11
USE OF PROCEEDS	S-12
DIVIDEND POLICY	S-12
DILUTION	S-14
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	S-15
UNDERWRITING	S-19
LEGAL MATTERS	S-24
EXPERTS	S-24

PROSPECTUS

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
ORION GROUP HOLDINGS, INC.	3
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF RIGHTS	12
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	16
EXPERTS	16

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus that it supplements relate to an offering of our common stock. Before you buy any shares of the common stock that we are offering, you should carefully read this prospectus supplement, and the accompanying base prospectus, together with the information incorporated by reference as described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. These documents contain important information that you should consider when you make your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and supplements and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus dated May 28, 2024, including the documents incorporated by reference therein, provides more general information about us. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying base prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in the accompanying base prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement, the accompanying base prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are incorporated by reference into this prospectus supplement. These and other important factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

Orion Group Holdings, Inc. and our logo are two of our trademarks that are used in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not

S-iii

assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

When we refer to “the Company,” “we,” “us,” or “our” in this prospectus, we mean Orion Group Holdings, Inc., a Delaware corporation, and its subsidiaries, unless otherwise specified.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file reports, proxy statements and other information with the SEC. SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We also make available, free of charge, on our website, at http://www.oriongroupholdingsinc.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and proxy statements, and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying base prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying base prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying base prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying base prospectus to the extent that a statement contained in this prospectus supplement or the accompanying base prospectus modifies or replaces that statement.

This prospectus supplement and the accompanying base prospectus incorporate by reference the following documents set forth below that we have previously filed with the SEC:

●	Annual Report on Form 10-K for the year ended December 31, 2023 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with SEC on April 3, 2024);
●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on April 26, 2024 and July 26, 2024, respectively;
●	Current Reports on Form 8-K as filed with the SEC on February 20, 2024, March 25, 2024, May 17, 2024, June 21, 2024, July 2, 2024 and July 2, 2024; and
●	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on May 13, 2009.

S-v

We incorporate by reference into this prospectus supplement and accompanying base prospectus all reports and other documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. The reports and documents specifically listed above or filed in the future (excluding any information furnished to, rather than filed with, the SEC) are deemed to be part of this prospectus supplement and accompanying base prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address and phone number:

Orion Group Holdings, Inc.

12000 Aerospace Avenue, Suite 300

Houston, Texas 77034

Telephone: (713) 852-6500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying base prospectus.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus or incorporated by reference herein or therein. It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our common stock, you should read this entire prospectus supplement and the accompanying base prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference herein and therein. You can obtain information incorporated by reference into this prospectus supplement from the SEC as described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Orion Group Holdings, Inc.

Our Company

We are a leading specialty construction company serving the infrastructure, industrial, and building sectors, providing services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through our marine segment and our concrete segment. Our marine segment provides construction and dredging services including marine transportation facility construction, marine pipeline construction, marine environmental structures construction, dredging of waterways, channels and ports, environmental dredging, design, and specialty services related to marine construction, fabrication, and dredging. Our concrete segment provides turnkey concrete construction services including concrete surface place and finish, site preparation, layout, forming, and rebar placement for large commercial, structural and other associated business areas.

Recent Developments

Sale of East-West Jones Property

On July 2, 2024, we entered into a Purchase and Sale Agreement with an unrelated third party (the “Purchase Agreement”) for the sale by us of two non-core parcels of land in Harris County, Texas known as the East and West Jones property (the “EWJ Property”) for $30.5 million, with a closing that was scheduled to occur no later than September 30, 2024 (the “Target Date”). While the Purchase Agreement continues to provide for a closing date no later than the Target Date, the purchaser has recently advised us that it will likely need additional time beyond the Target Date to conduct additional diligence on the EWJ Property.  At the time we entered into the Purchase Agreement, we intended that the sale of the EWJ Property would satisfy a covenant in our then existing Credit Agreement with White Oak ABL, LLC and White Oak Commercial Finance, LLC that required us to complete by the Target Date a liquidity transaction through either specified asset dispositions, such as the sale of the EWJ Property, or the sale of qualified equity.

On July 26, 2024, we entered into Amendment No. 5 to the Credit Agreement with White Oak ABL, LLC and White Oak Commercial Finance, LLC (as amended, the “Credit Agreement”), which eliminated the requirement to complete a liquidity transaction as described above. Instead, the Credit Agreement provides that if we do not receive cash proceeds of at least $25.0 million from sources acceptable to the administrative agent in its sole discretion and on terms and conditions acceptable to the administrative agent in its sole discretion (the “2024 Liquidity Transactions Provision”) by the Target Date, it would result in, among other things, step-ups in the applicable margin under the Credit Agreement (by  50 basis-points on October 1, 2024 and every seven-day period thereafter (but in any event not in excess of 200 basis-points)) and a mandatory prepayment of $5.0 million in equal monthly payments on the last day of each of January, February and March 2025 (collectively, the “Liquidity Transactions Failure Penalties”). Based on conversations with the administrative agent, if we receive at least $25.0 million in net proceeds from this offering, we will satisfy the 2024 Liquidity Transactions Provision and we will not be subject to the Liquidity Transaction Failure Penalties.

The Credit Agreement also requires separate prepayments of (i) $4.0 million, which is due by September 30, 2024, and (ii) $5.0 million thereafter, which is due either within three business days of receiving proceeds from the sale of the EWJ Property if such sale is consummated on or prior to the Target Date, or in equal monthly payments on the last day of each of October, November and December 2024 if the sale of the EWJ Property is not consummated on or prior to the Target Date (collectively, the “Specified Prepayments”).

We may use the proceeds from this Offering to pay the Specified Prepayments in whole or in part. Please see “Use of Proceeds” on page S-12.

Market Pipeline

We have a pipeline of opportunities of approximately $13.0 billion as of June 27, 2024. We define our pipeline of opportunities as specific projects that we have identified and are tracking as projects of interest. The pipeline of opportunities includes projects of various stages from pre-bid to awarded and not yet contracted. While the majority of these projects are within approximately two years of procurement, some of the larger opportunities are approximately three to five years from procurement.  Our pipeline of opportunities has grown from $3.0 billion at November 22, 2022 to $13.0 billion at June 27, 2024. At June 27, 2024, our pipeline of opportunities were 85% in our marine segment and 15% in our concrete segment. In the marine segment, as of June 27, 2024, our opportunities were in marine transportation facilities (31%), bridges and causeways (26%), environmental (13%), dredging (12%), other and smaller end markets (10%), and private terminal facilities (9%). In our concrete segment, as of June 27, 2024, our opportunities were in warehouse and distribution (33%), other and smaller end markets (23%), multi-family and retirement (15%), school (10%), industrials (8%), data centers (6%) and medical (5%).

Corporate Information

We were incorporated as a Delaware corporation on October 12, 2004. Our principal executive offices are located at 12000 Aerospace Avenue, Suite 300, Houston, Texas 77034, and our telephone number is (713) 852-6500. Our website address is www.oriongroupholdingsinc.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

The Offering

Common stock offered by us	shares
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriter exercises in full its option to purchase additional shares)
Underwriter’s option to purchase additional shares

We have granted the underwriter an option to purchase up to
                 additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds

We intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include repayment of borrowings under our Credit Agreement, including to satisfy the Specified Prepayments in whole or in part. Please see “Use of Proceeds” on page S-12.

Based on conversations with the administrative agent, if we receive at least $25.0 million in net proceeds from this offering, we will satisfy the 2024 Liquidity Transactions Provision in the Credit Agreement and we will not be subject to the Liquidity Transaction Failure Penalties.

Risk factors

See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, for a discussion of factors that you should read and consider before investing in our common stock.

NYSE Symbol	“ORN”
Transfer Agent	Equiniti Trust Company, LLC

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 32,851,412 shares outstanding as of June 30, 2024, which includes 1,313,687 shares of restricted common stock that were issued and outstanding and subject to vesting restrictions as of such date, and excludes as of that date:

●	176,296 shares of common stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $7.36 per share;
●	534,231 shares of common stock issuable upon the vesting of outstanding restricted stock units; and
●	1,424,731 shares of common stock reserved and available for future issuance under the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 LTIP”) and 1,000,000 shares of common stock reserved and available for future issuance under the Orion Group Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”).

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of the outstanding options described above, no vesting of the restricted stock units described above, no additional issuances under the 2022 LTIP or ESPP, and no exercise by the underwriter of its option to purchase additional shares of our common stock.

NON-GAAP FINANCIAL INFORMATION

The tables below include the non-U.S. GAAP operating performance measures of “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA margin.” For a definition of “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA margin” and a reconciliation to their nearest measure presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), please see “Non-U.S. GAAP Financial Measures” immediately below.

The following tables include the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA margin.”  These measurements are non-GAAP financial measures. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, we do not intend to assign such information greater prominence than comparable GAAP financial information. Readers are urged to consider these non-GAAP measures in addition to and not in substitution for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. We believe these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP because they better inform our common stockholders as to our operational trends and performance relative to other companies.

We define EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. We use EBITDA, Adjusted EBITDA and Adjusted EBITDA margin for our own internal evaluation of current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding our ability to meet future debt service and working capital requirements while providing an overall evaluation of our financial condition. In addition, EBITDA is used internally for incentive compensation purposes. We include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency and because they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of our profitability or liquidity.

When we present a non-GAAP financial measure on a segment basis, we allocate Adjusted EBITDA or Adjusted EBITDA Margin among our concrete segment or marine segment, as applicable, using the same approach as our segment reporting of their most comparable GAAP counterparts.

The non-GAAP financial information should be read in conjunction with the consolidated financial statements and related notes and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well the consolidated financial statements and related notes and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024. These historical results are not necessarily indicative of the results of operations to be expected for any future period.

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

(In thousands except margin information)

	Year ended December 31,				LTM June 30,
	2020	2021	2022	2023	2024
Net Income (loss)	$ 20,220	$ (14,560)	$ (12,612)	$ (17,875)	$ (17,685)
Income tax expense (benefit)	1,976	502	429	330	(3)
Interest expense, net	4,737	4,940	4,352	11,556	14,060
Depreciation and amortization	27,217	25,430	24,057	23,878	25,079
EBITDA	54,150	16,312	16,226	17,889	21,451
Stock-based compensation	1,998	2,401	2,754	2,042	2,487
Net gain on Port Lavaca South Yard property sale	-	-	-	(5,202)	-
ERP implementation	1,488	4,925	1,867	1,378	2,181
ISG initiative	369	-	-	-	-
Professional fees related to management transition	-	-	1,118	-	-
Severance	175	96	948	809	764
Insurance recovery on disposal, net	(2,859)	-	-	-	-
Intangible asset impairment loss	-	-	-	6,890	6,890
Recovery on disputed receivable	(898)	-	-	-	-
Net gain on Tampa property sale	-	(6,435)	-	-	-
Adjusted EBITDA	$ 54,423	$ 17,299	$ 22,913	$ 23,806	$ 33,773
Adjusted EBITDA margin	7.7%	2.9%	3.1%	3.3%	4.7%

	Three months ended June 30,	Six months ended June 30,
	2024	2023	2024	2023
Net Loss	$ (6,603)	$ (255)	$ (12,660)	$ (12,850)
Income tax expense (benefit)	617	(42)	265	598
Interest expense, net	3,338	2,586	6,695	4,191
Depreciation and amortization	5,970	5,343	11,990	10,789
EBITDA	3,322	7,632	6,290	2,728
Stock-based compensation	1,556	945	1,914	1,469
Net gain on Port Lavaca South Yard property sale	-	(5,202)	-	(5,202)
ERP implementation	613	310	1,299	496
Severance	19	24	81	126
Adjusted EBITDA	$ 5,510	$ 3,709	$ 9,584	$ (383)
Adjusted EBITDA margin	2.9%	2.0%	2.7%	(0.1)%

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (loss) and Adjusted EPS

(In thousands except margin information)

	Year ended December 31,				LTM June 30,
	2020	2021	2022	2023	2024
Net income (loss)	$ 20,220	$ (14,560)	$ (12,612)	$ (17,875)	$ (17,685)
One-time charges and the tax effects:
ERP implementation	1,488	4,925	1,867	1,378	2,181
ISG initiative	369	-	-	-	-
Severance	175	96	948	809	764
Costs related to debt extinguishment	-	2,062	-	-	-
Insurance recovery on disposal, net	(2,859)	-	-	-	-
Recovery on disputed receivable	(898)	-	-	-	-
Intangible asset impairment loss	-	-	-	6,890	6,890
Net gain on Tampa property sale	-	(6,435)	-	-	-
Net gain on Port Lavaca South Yard property sale	-	-	-	(5,202)	-
Professional fees related to management transition	-	-	1,118	-	-
Tax rate of 23% applied to one-time charges (1)	397	(149)	(544)	(642)	(1,431)
Total one-time charges and the tax effects	(1,328)	499	3,389	3,233	8,404
Federal and state tax valuation allowances	(4,584)	3,294	2,114	3,238	3,578
Adjusted net income (loss)	$ 14,308	$ (10,767)	$ (7,109)	$ (11,404)	$ (5,703)
Adjusted EPS	0.47	(0.35)	(0.23)	(0.35)	(0.18)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Segment Adjusted EBITDA and Adjusted EBITDA Margin

(In thousands except margin information)

	Year ended December 31,								LTM June 30,
	2020		2021		2022		2023		2024
	Marine	Concrete	Marine	Concrete	Marine	Concrete	Marine	Concrete	Marine	Concrete
Operating income (loss)	$29,815	$(3,229)	$5,760	$(15,077)	$9,787	$(17,817)	$3,670	$(10,300)	$(4,074)	$156
Other Income	346	2	199	0	199	0	641	0	229	61
Depreciation and amortization	18,369	8,847	17,287	8,143	16,592	7,465	18,219	5,659	20,425	4,654
EBITDA	48,530	5,620	23,246	(6,934)	26,578	(10,352)	22,530	(4,641)	16,580	4,871
Stock-Based compensation	1,841	157	2,306	95	2,671	83	1,958	84	2,336	151
Net gain on Port Lavaca South Yard property sale	-	-	-	-	-	-	(5,202)	-	-	-
ERP implementation	795	693	2,161	2,764	846	1,021	766	612	1,379	802
ISG initiative	190	179	-	-	-	-	-	-	-	-
Insurance recovery on disposal, net	(2,859)	-	-	-	-	-	-	-	-	-
Recover on disputed receivable	(898)	-	-	-	-	-	-	-	-	-
Professional fees related to management transition	-	-	-	-	494	624	-	-	-	-
Severance	81	94	80	16	948	-	721	88	764	-
Intangible asset impairment loss	-	-	-	-	-	-	-	6,890	-	6,890
Net gain on Tampa property sale	-	-	(6,435)	-	-	-	-	-	-	-
Adjusted EBITDA	$47,680	$6,743	$21,358	$ (4,059)	$31,537	$(8,624)	$20,773	$3,033	$21,059	$12,714
Adjusted EBITDA margin	12.3%	2.1%	8.1%	(1.2%)	9.3%	(2.1%)	5.2%	1.0%	4.6%	4.7%

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus supplement, the accompanying base prospectus or documents incorporated by reference herein or therein, and the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto reflected in subsequent filings with the SEC, each of which are incorporated by reference in this prospectus supplement, and all of the other information in this prospectus supplement, including our financial statements and related notes incorporated by reference herein. The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of the risks or uncertainties we describe occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Purchasers in this offering will experience immediate dilution in the book value of their investment.

The public offering price of our common stock is higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $    per share, representing the difference between the public offering price of $    per share, and our net tangible book value per share as of June 30, 2024 of $3.38. We calculate net tangible book value per share as total assets less total liabilities at June 30, 2024, divided by the number of shares of common stock outstanding at June 30, 2024. To the extent additional shares are issued as a result of exercises of options, vesting of restricted stock units, or issuances under the 2022 LTIP or ESPP, you may experience additional dilution. See the section entitled “Dilution” below for a detailed illustration of the dilution you would incur if you participate in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection with this offering, each of our directors and executive officers have entered into lock-up agreements and we will be subject to a lock-up pursuant to the underwriting agreement with the underwriter. As of September 5, 2024, there are approximately 2,113,605 issued and outstanding shares that, as a result of these lock-up agreements, are subject to a contractual restriction on resale through the date that is 90 days after the date of this prospectus supplement. The market price for shares of our common stock may decline if stockholders subject to the lock-up agreements sell a substantial number of shares when the restrictions on resale imposed by the lock-up agreements lapse, or if the underwriter waives the lock-up agreements and allows the stockholders to sell some or all of their shares.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

We intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include repayment of borrowings under our Credit Agreement, including to satisfy the Specified Prepayments in whole or in part. However, our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. Our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. To the extent additional shares are issued as a result of exercises of options, vesting of restricted stock units, or issuances under the 2022 LTIP or ESPP, you may experience additional dilution.

Risks Relating to Our Business

A significant portion of our revenues may be concentrated among a small number of projects.

From time to time in any given period, a significant percentage of our revenues may be attributable to a limited number of contracts, customers or projects. A reduction in scale, a delay in scheduled work, the termination of a material contract, or the loss of a major customer could negatively impact our reputation and could have an adverse effect on our business, our revenue and results of operations. Furthermore, even if the ultimate amount of our contract revenue attributable to a particular project remains the same, delays in scheduled work may impact the timing of the recognition of our contract revenues and profits.  In addition, in many cases, we work as a subcontractor or among a team of contractors. Our ability to timely execute on our work is often affected by scheduling changes or contract performance by our co-contractors, all of which are outside of our control.

For example, our Pearl Harbor Project for the United States Navy, our portion of which totals $435.4 million, and our design-build contract for the Grand Bahama Shipyard totaling over $100.0 million may concentrate our revenues. To the extent we experience any delays in the Pearl Harbor Project, the Grand Bahama Shipyard or any other significant project, anticipated revenue or profits associated with that project may shift into future periods, which may impact the accuracy of our guidance.

The timing and funding of new contracts may result in volatility in our cash flow and profitability. These factors as well as others that may cause our actual financial results to vary from any publicly disclosed earnings guidance and forecasts are outside of our control.

Our revenues are generated from project-based work. It is generally very difficult to predict the timing and source of awarded contracts, and the timing of revenue under awarded contracts. The selection of, timing of, or failure to obtain projects, delays in awards of projects, the rebidding or termination of projects due to budget overruns, or the cancellations of projects or delays in completion of contracts could result in the under-utilization of our assets and reduce our cash flows and profitability, or cause revenues to be shifted further into the future. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some of our contracts are subject to financing and other contingencies that may delay or result in termination of projects. This may make it difficult to match workforce size and equipment location with contract needs. In some cases, we may be required to bear the cost of a readily available workforce and fleet of equipment that is larger than needed at the time, resulting in unpredictability in our cash flow, expenses and profitability. If an expected contract award or the related notice to proceed is delayed or not received, we could incur substantial costs without receipt of any corresponding revenues, or the revenues could appear in periods later than expected. Delays by our customers in obtaining required approvals and permits for their infrastructure projects may delay their awarding contracts for those projects and, once awarded, the ability to commence construction under those contracts. Moreover, construction projects for which our services are contracted may require significant expenditures by us prior to receipt of relevant payments by a customer and may expose us to potential credit risk if such customer should encounter financial difficulties. Such expenditures could reduce our cash flows and necessitate increased borrowings under our Credit Agreement. In addition, a change in the timing of a construction project may impact future revenue. If a project is delayed, revenue that we expect to receive may appear in periods later than we initially expected, which may impact the accuracy of our guidance. Finally, the winding down or completion of work on significant projects that were active in previous periods will reduce our revenue and earnings if such significant projects have not been replaced in the current period. From time to time, we may publicly provide earnings or other forms of guidance, which reflect our predictions about future revenue, operating costs and capital structure, among other factors. Any such predictions may be impacted by these factors as well as others that are beyond our control and might not turn out to be accurate.

We may not be able to enter into contracts associated with our pipeline of opportunities, or realize any revenue associated with our pipeline of opportunities.

As of June 27, 2024, we had a pipeline of opportunities of $13.0 billion. We define our pipeline of opportunities as specific projects that we have identified and are tracking as projects of interest.

Our pipeline of opportunities does not represent binding contracts with third parties. Before we can capitalize on our pipeline of opportunities, we would have to enter into contracts with third parties, or otherwise be selected to perform services, for the particular project identified in our pipeline of opportunities. We cannot provide any assurance that we will ultimately enter into a contract with a third party or provide services with respect to any particular opportunity. We may be unable to enter into contracts or perform services associated with an opportunity for a variety of reasons, including being outbid, not having the ability to satisfy customer or contract requirements, resource constraints, or bonding requirements.  Even if we enter into a contract associated with an opportunity, it may be for a contract amount that is lower than the amount we estimated and included in our pipeline.

Furthermore, even if we are ultimately awarded contracts in our pipeline of opportunities, we cannot guarantee that the revenue associated with those projects will be realized, or if realized, will result in positive earnings. Further, such contracts would become subject to the typical risks associated with our projects, such as execution risk, counter-party risk, delays, cancellations, cost-overruns, weather conditions, natural disasters, health epidemics, and cybersecurity incidents, among others.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering may constitute forward-looking statements as such term is defined within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.

All statements other than statements of historical facts, including those that express a belief, expectation, or intention are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our pipeline of opportunities, conversion of backlog, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including unforeseen productivity delays and other difficulties encountered in project execution, challenges incurred by virtue of our position as a substantial subcontractor that reports to a significantly larger project contractor, levels of government funding or other governmental budgetary constraints, contract modifications and changes, including change orders and contract cancellation at the discretion of the customer. These and other important factors, including those described under “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus supplement or the accompanying base prospectus speak only as of the date of this prospectus supplement or the accompanying base prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly.

USE OF PROCEEDS

We estimate that the net proceeds from this offering after deducting estimated underwriting discounts and commissions and offering expenses payable by us will be approximately $           million, or $           million if the underwriter exercises in full its option to purchase additional shares of our common stock. We intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include repayment of borrowings under our Credit Agreement, including to satisfy the Specified Prepayments in whole or in part.

Our expected use of the net proceeds from this offering is based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of proceeds will vary depending on numerous factors, including our financial condition, results of operations, business prospects, and the factors described under the heading “Risk Factors.” As a result, management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

The Credit Agreement includes a $65.0 million asset based revolving credit facility (the “Revolving Facility”) and a $38.0 million fixed asset term loan (the “Term Loan”), and matures on May 15, 2027. As of June 30, 2024, the Revolving Facility bore interest at a rate of the 30-day SOFR plus 5.0% and the Term Loan bore interest at a rate of 30-day SOFR plus 7.0%, subject to a SOFR floor of 4.0%. As of June 30, 2024, there was approximately $22.7 million outstanding under the Revolving Facility and $38.0 million outstanding under the Term Loan (in each case excluding the impact of debt issuance costs). The quarterly weighted average interest rate for the Credit Agreement, as of June 30, 2024 was 12.07%.  Based on conversations with the administrative agent, if we receive at least $25.0 million in net proceeds from this offering, we will satisfy the 2024 Liquidity Transactions Provision in the Credit Agreement and we will not be subject to the Liquidity Transaction Failure Penalties.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in money market funds, high-quality and short-term interest-bearing obligations, investment-grade instruments, and/or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in our common stock in this public offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2024, we had a net tangible book value of approximately $111.1 million, or $3.38 per share of common stock. Our net tangible book value per share represents total assets less total liabilities, divided by the number of shares of common stock outstanding at June 30, 2024.

After giving effect to the issuance and sale by us of     shares of our common stock in this offering at a public offering price of $    per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024 would have been approximately $    million, or approximately $    per share. This amount represents an immediate increase in net tangible book value of $    per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $    per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share as of June 30, 2024	$3.38
Increase in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share after this offering
Dilution per share to new investors participating in this offering		$

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 32,851,412 shares outstanding as of June 30, 2024, which includes 1,313,687 shares of restricted common stock that were issued and outstanding and subject to vesting restrictions as of such date, and excludes as of that date:

●	176,296 shares of common stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $7.36 per share;
●	534,231 shares of common stock issuable upon the vesting of outstanding restricted stock units; and
●	1,424,731 shares of common stock reserved for future issuance under the 2022 LTIP and 1,000,000 shares of common stock reserved for future issuance under the ESPP.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of the outstanding options described above, no vesting of the restricted stock units described above, no additional issuances under the 2022 LTIP or ESPP, and no exercise by the underwriter of its option to purchase additional shares of our common stock. If any of those shares were to be issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case, as in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to the discussion below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax, the Medicare contribution tax on net investment income, or any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code). In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers or traders in securities or currencies;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of an owner of such entity generally will depend on the tax status of the owner and the activities of the entity. Accordingly, such entities holding our common stock and the owners of such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for such lower treaty rate). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are currently not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period for such stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471-1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriter listed below. Craig-Hallum Capital Group, LLC is acting as the sole managing underwriter of this offering. The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC
Total

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $      per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $      per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about           , 2024, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional           shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $150,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Price to the public:	$	$	$
Underwriting discount to be paid by us	$	$	$
Proceeds, before expenses, to us:	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $      . This includes $150,000 of the fees and expenses of the underwriter. These expenses are payable by us.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

Subject to certain limited exceptions, we and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 90 days after the date of this prospectus supplement. The lock-up agreements that our directors and officers have entered into and the Company lock-up pursuant to the underwriting agreement provide limited exceptions and their restrictions may be waived at any time by the underwriter.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the New York Stock Exchange. Passive market making consists of displaying bids on the New York Stock Exchange by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area.

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that securities may be offered to the public in that Relevant State at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any of the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom.

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
•	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FMSA”),

provided that no such offer of the securities shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the

United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada.

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Jones Walker LLP. The underwriter is being represented in connection with this offering by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The consolidated financial statements and schedule of Orion Group Holdings, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ORION GROUP HOLDINGS, INC.

$150,000,000

Common stock

Preferred stock

Warrants

Rights

We may offer and sell from time to time shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or shares of preferred stock, or rights to purchase any of the foregoing securities. The preferred stock may be convertible into or exchangeable or exercisable for other securities. We may sell any combination of the above described securities, in one or more offerings, in amounts, at prices, and on terms determined by market conditions at the time of the offerings. We refer to the shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or shares of preferred stock, and rights to purchase any of the foregoing securities collectively as the “securities.”

This prospectus provides a general description of the securities we may offer, and the general manner in which we will offer these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in the applicable prospectus supplement. Each prospectus supplement may also add information or update information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement, and any information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “ORN”.

Investing in our securities involves risks, including the risks described in our Annual Report on Form 10−K for the fiscal year ended December 31, 2023 (filed with the Securities and Exchange Commission on March 1, 2024), the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, as discussed on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2024

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
ORION GROUP HOLDINGS, INC.	3
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF RIGHTS	12
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	16
EXPERTS	16

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, we may sell, from time to time, any of, or any combination of, securities described in this prospectus in one or more offerings, for an aggregate offering price of up to $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including the specific terms of the securities. The prospectus supplement may also add to, update or change information in this prospectus. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Before you invest in our securities, we urge you to read carefully this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.” In addition, we have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information contained in or specifically incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since that time.

Unless the context requires otherwise, or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to the “Company,” “we,” “us,” or “our” are to Orion Group Holdings, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference herein may contain forward-looking statements as such term is defined within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All statements other than statements of historical facts, including those that express a belief, expectation, or intention are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, conversion of backlog, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including unforeseen productivity delays and other difficulties encountered in project execution, levels of government funding or other governmental budgetary constraints, contract modifications and changes, including change orders and contract cancellation at the discretion of the customer. These and other important factors, including those described under “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (as filed with the Securities and Exchange Commission on March 1, 2024) may cause our actual results, performance- or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements contained in or incorporated by reference into this prospectus speak only as of the date made and we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act to register the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its attached exhibits.

In addition, we are subject to the reporting requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We also make available, free of charge, on our website, at http://www.oriongroupholdingsinc.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and proxy statements, and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act (other than any portions of the respective filings that were furnished pursuant to Item 2.02 or 7.01 of Current Reports on Form 8-K or other applicable SEC rules):

●	Annual Report on Form 10-K for the year ended December 31, 2023 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with SEC on April 3, 2024);

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

●	Current Reports on Form 8-K as filed with the SEC on February 20, 2024, March 25, 2024, and May 17, 2024; and

●	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on May 13, 2009.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

Orion Group Holdings, Inc.

Attn: E. Chipman Earle

12000 Aerospace Avenue, Suite 300

Houston, Texas 77034

(713) 852-6500

ORION GROUP HOLDINGS, INC.

We are a leading specialty construction company serving the infrastructure, industrial, and building sectors, providing services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through our marine segment and our concrete segment. Our marine segment provides construction and dredging services including marine transportation facility construction, marine pipeline construction, marine environmental structures construction, dredging of waterways, channels and ports, environmental dredging, design, and specialty services related to marine construction, fabrication, and dredging. Our concrete segment provides turnkey concrete construction services including concrete surface place and finish, site preparation, layout, forming, and rebar placement for large commercial, structural and other associated business areas.

Our principal executive offices are located at 12000 Aerospace Avenue, Suite 300, Houston, Texas 77034, and our telephone number at this address is (713) 852-6500. Our website is www.oriongroupholdingsinc.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent annual report on Form 10−K and in our quarterly reports on Form 10−Q filed subsequent to the annual report on Form 10−K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus to fund general corporate purposes, including:

●	working capital needs;

●	capital expenditures;

●	extinguishment of debt; and

●	possible future acquisitions.

The actual application of proceeds from the sale of any particular securities issued hereunder will be described in the applicable prospectus supplement relating to such securities. We may invest funds not required immediately for these purposes in marketable securities and short term investments. The precise amount and timing of the application of these proceeds will be dependent upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is only a summary of the information contained in our amended and restated certificate of incorporation. You should read this description together with our amended and restated certificate of incorporation and bylaws. Selected provisions of our organizational documents are summarized below. We have filed copies of our organizational documents with the SEC as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

As of December 31, 2023, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (our “common stock”).

Common Stock

Authorized Shares. Our charter authorizes us to issue up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred sock”). The Company’s Board of Directors (the “Board”) is authorized to issue preferred stock from time to time in one or more series and, with respect to each series of preferred stock, to fix the number of shares to constitute the series and the rights and preferences of the shares of any series so established, provided such actions are compliant with the Delaware General Corporation Law (the “DGCL”). As of December 31, 2019, we only have one outstanding class of common stock and there are no outstanding shares of preferred stock.

Voting Rights. All voting rights are vested in the holders of common stock. Each registered holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders of the Company. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the stockholders meeting and entitled to vote in such election. When a quorum is present at any meeting of the stockholders, any matter to be voted upon by the stockholders at such meeting is decided by a majority of the votes and shares present or represented and voting on the matter. Our stockholders may not cumulate their votes in the election of directors or any other matter.

Dividend Rights. Subject to the rights that may be granted to any holders of preferred stock, dividends on common stock, if any, as may be declared by the Board out of funds legally available therefor, would be payable ratably in proportion to the number of shares of common stock held by the holders of common stock.

Liquidation and Dissolution. Upon a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company which may be available after the payment of all debts and other liabilities, and after distribution in full of all preferential amounts distributed to holders of any series outstanding of preferred stock.

Preemptive and Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Limitations on Ownership by Non-U.S. Citizens. The Company is subject to and complies with the applicable citizenship requirements of the Foreign Dredge Act of 1906, 46 U.S.C. section 55109, as amended; the Merchant Marine Act of 1920, 46 U.S.C. section 55101, et. seq., as amended; the Shipping Act of 1916, 46 U.S.C. section 50501, as amended; and any other U.S. maritime, shipping, and vessel regulations and laws requiring or relating to the ownership or control of the Company for purposes of owning and operating vessels in the U.S. coastwise trade (collectively, the “U.S. Maritime Laws”). These U.S. Maritime Laws prohibit foreign ownership or control of persons engaged in the transport of merchandise or passengers or dredging in the navigable waters of the U.S. A corporation is considered to be foreign-owned or controlled if, among other things, 25% or more of the ownership or voting interests with respect to its equity stock is held by non-U.S. citizens. If we should fail to comply with such requirements, our vessels would lose their eligibility to engage in coastwise trade or dredging within U.S. domestic waters. Therefore, the Company limits the percentage of the shares of any class of the Company’s capital stock that is owned by a non-US citizen, in order to comply with such requirements. To facilitate our compliance, our charter includes the following provisions:

●	limits ownership by non-U.S. citizens of any class or series of our capital stock (including our common stock) to 23%;

●	requires us to withhold dividends and suspend voting rights with respect to any shares held by non-U.S. citizens;

●	permits a stock certification system with two types of certificates to aid tracking of ownership;

●	permits us to redeem any shares held by non-U.S. citizens so that our foreign ownership is less than 23%; and

●	permits us to take measures to ascertain ownership of our stock.

Stockholders and proposed transferees may be required to certify whether they are U.S. citizens before purchasing or transferring our common stock. If a stockholder or a proposed transferee cannot make such certification, or if a proposed sale or transfer of our shares of Common would result in the ownership by non-U.S. citizens of 23% or more of our common stock, the stockholder may not be allowed to purchase or transfer our common stock. All certificates representing the shares of our common stock will bear legends referring to the foregoing restrictions. In addition, our charter permits us to establish and maintain a dual stock certificate system under which different forms of certificates may be used to reflect whether the owner is a U.S. citizen.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There are currently no shares of preferred stock outstanding.

The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock.

When we issue preferred stock, we will provide specific information about the particular class or series being offered in a prospectus supplement. This information will include some or all of the following:

●	the title or designation of the series;

●	the number of shares of the series, which our board of directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

●	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

●	the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

●	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

●	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of the Company or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

●	whether the preferred stock being offered will be listed on any securities exchange;

●	if necessary, a discussion of certain U.S. federal income tax considerations applicable to the preferred stock being offered;

●	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

●	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the articles then in effect or the by-laws then in effect.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable.

Liability and Indemnification of Officers, Directors and Certain Affiliates

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the DGCL:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

●	for any transaction for which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of director’s liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

We have entered into separate indemnification agreements with our directors and certain officers that provide our directors and such officers and any partnership, corporation, trust or other entity of which such director or officer is or was a partner, stockholder, trustee, director, officer, employee or agent (“Indemnitees”), with additional indemnification and related rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require us, among other things, to indemnify the Indemnitees, to the fullest extent permitted under applicable law, against liabilities that may arise by reason of the directors’ or officers’ acts or omissions while providing service to us, other than liabilities arising from acts or omissions:

●	regarding enforcement of the indemnification agreement, if not taken in good faith,

●	relating to the purchase and sale by an Indemnitee of securities in violation of Section 16(b) of the Exchange Act,

●	subject to certain exceptions, in the event of claims initiated or brought voluntarily by an Indemnitee, not by way of defense, counterclaim or cross claim, or

●	for which applicable law or the indemnification agreements prohibit indemnification.

An Indemnitee will be entitled to receive advance amounts for expenses such Indemnitee incurs in connection with claims or actions against such Indemnitee unless a court having jurisdiction over the claim makes a final judicial determination that such Indemnitee is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying an Indemnitee if an independent reviewing party (a party not involved in the pending claim) determines that such Indemnitee is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that such Indemnitee is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors.

We obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Certain Anti-Takeover Provisions of the DGCL, our Charter, and our Bylaws

Certain provisions of the DGCL and our charter and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction or other attempts to influence or replace our incumbent directors and officers. These provisions are summarized below.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover law. Subject to certain exceptions, this law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, under Section 203, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) fifteen percent (15%) or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Classified Board. Under our charter, our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. At each annual meeting of stockholders, successors to the class of directors whose terms expires at that annual meeting are and will be elected for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board.

Authorized But Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issues without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

Filling Board Vacancies; Removal. Our charter provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to our Board or to our President. Directors may be removed only for cause upon the affirmative vote of the holders of 75% of the voting power of the outstanding shares of capital stock voting together as a single class.

No Cumulative Voting. Holders of our common stock do not have cumulative voting rights in the election of directors or on any other matter.

Advance Notice Requirement for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary and comply with certain specified procedural requirements.

No Stockholder Action by Written Consent; Special Meeting. Our charter precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by our Board in that manner. Our bylaws also provide that special meeting of stockholders may be called only by our Board.

Limitations on Ownership by Non-U.S. Citizens. As described above under “Limitations on Ownership by Non-U.S. Citizens,” certain provisions of our charter designed to ensure our compliance with U.S. Maritime Laws may have an anti-takeover effect by limiting the percentage ownership of our capital stock by non-U.S. citizens.

Amendments to Our Charter and Bylaws. Pursuant to the DGCL and our charter, certain anti-takeover provisions of our certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote. Our charter permits our Board to adopt, amend and repeal our bylaws. Our charter also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “ORN.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

●	the number of, and type of, securities purchasable upon exercise of the warrants;

●	the price at which the number of, and type of securities may be purchased upon exercise of the warrants;

●	the date on which the right to exercise the warrants commences and the date on which such right shall expire;

●	applicable U.S. federal income tax considerations, if any;

●	the aggregate number of warrants outstanding; and

●	any other terms of such warrants.

Warrants will be issued in registered form only and offered and exercisable in U.S. dollars. At the close of business on the expiration date, unexercised warrants will become void.

We have not issued any warrants to date.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable U.S. federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any applicable prospectus supplement from time to time in one or more of the following ways:

●	to underwriters or broker-dealers;

●	through agents;

●	directly to investors or to institutional investors; or

●	through a combination of any of the above methods of sale.

The securities offered from time to time may be sold in one or more transactions at:

●	market prices prevailing at the time of sale;

●	prices related to market prices;

●	negotiated prices; or

●	at a fixed public offering price or prices, which may be changed from time to time.

The prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers, or agents and the amounts of securities underwritten or purchased by them;

●	the purchase price of such securities and the proceeds to be received by us, if any;

●	any underwriting discounts or agency fees and other items constituting underwriter’s or agent’s compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

We will pay or allow distributors’ or sellers’ commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agents or may purchase securities as principal and thereafter resell the securities from time to time:

●	in or through one or more transactions (which may involve cross transactions and block trades) or distributions;

●	on the New York Stock Exchange; or

●	in private transactions.

Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the applicable prospectus supplement, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement.

If we use an underwriter or underwriters in the offer and sale of securities under this prospectus and the accompanying prospectus supplement, we will execute an underwriting agreement with such underwriter(s) for the sale. The name(s) of such underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities under this prospectus and such prospectus supplement. The securities will be acquired by the underwriters for their own accounts and may be sold by the underwriters from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise described in an applicable prospectus supplement, the obligations of the underwriters to purchase offered securities will be subject to conditions, and the underwriters must purchase all of the offered securities if any are purchased.

We may sell directly to, and solicit offers from, institutional investors, individuals, or the public. We will describe the terms of any such sales in a prospectus supplement.

If we use a dealer in the sale of the securities under this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize underwriters or their agents to solicit offers by certain institutional investors to purchase our securities pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Certain of the underwriters, dealers or agents used by us in any offering may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The terms of any indemnification provisions will be set forth in a prospectus supplement.

Until the distribution of the securities is completed, SEC rules may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities in accordance with Regulation M under the Exchange Act but only in the case of a fixed-price offering. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If underwriters create a short position in the securities in connection with the offering thereof (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it was to discourage resales of the security by purchasers in the offering.

Neither we nor any of the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, make any representation that the representatives of the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each series of securities covered by this prospectus would be a new issue with no established trading market, other than our common stock which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange or a stock exchange on which the common stock offered is then listed, subject (if applicable) to an official notice of issuance. Other than the common stock, the securities offered by this prospectus and any prospectus supplement may or may not be listed on a national securities exchange, a foreign securities exchange or eligible for quotation or trading on the New York Stock Exchange.

Any underwriters for whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot provide any assurance to you concerning the market for, or liquidity of, any of the securities covered by this prospectus and any prospectus supplement.

Under the securities laws of some states, the securities registered by the registration statement of which this prospectus forms a part may be sold in those states only through licensed brokers or dealers.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Jones Walker LLP, New Orleans, Louisiana. Any underwriter will be advised about other issues related to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements and schedule of Orion Group Holdings, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Shares

Common Stock

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PROSPECTUS SUPPLEMENT

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Craig-Hallum

, 2024